Exhibit 99.1
Kimball Electronics Completes the Acquisition of Global Equipment Services (GES)
JASPER, Ind., Oct. 1, 2018 (GLOBE NEWSWIRE) -- Kimball Electronics, Inc. (Nasdaq: KE) announced today that it has, acting through its wholly-owned subsidiaries, completed the purchase of substantially all of the assets and assumed certain liabilities of GES Holdings, Inc., Global Equipment Services and Manufacturing, Inc., and its subsidiaries (collectively “GES”). As previously announced, the price was approximately $50 million plus the assumed liabilities.
“The acquisition of GES is the first significant step in our new platform strategy and our plans to continue our development beyond EMS to a multifaceted manufacturing solutions company,” stated Chris Thyen, Vice President, New Platforms, Kimball Electronics, Inc. “GES brings us new technologies and capabilities in automation, test, and measurement that will open new doors with new and existing customers.”
“We are all very excited to be joining the Kimball family and to continue our journey with our new colleagues. Both companies have a long track record of customer service excellence. Together, we have an even greater opportunity to help build our customers’ success,” stated Don Tran, Vice President, General Manager, GES.
“I am delighted to welcome the GES global team and the additional expertise they will bring our global company,” stated Don Charron, Chairman and CEO, Kimball Electronics, Inc. “I look forward to working with Chris and Don Tran as we execute our new platform strategy involving GES and continue our relentless pursuit to build lasting relationships and global success.”
In fiscal year 2019, GES is expected to add 4 to 6%, reflecting seasonality, to Kimball Electronics consolidated net sales and to be neutral to slightly accretive to earnings per share.
About GES, Inc.
GES, headquartered in San Jose, California, specializes in production processing and test equipment design, volume manufacturing, and global services for the semiconductor and electronics product manufacturing industry. GES has business operations in China, India, Japan, the United States, and Vietnam.
To learn more about GES, visit: www.geservs.com.
About Kimball Electronics, Inc.
Recognized with a reputation for excellence, Kimball Electronics is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior.  Kimball Electronics employees know they are part of a company culture that builds lasting relationships and global success for customers while enabling employees to share in the Company’s success through personal, professional, and financial growth.
Kimball Electronics trades under the symbol “KE” on The NASDAQ Stock Market. Kimball Electronics is a global contract electronic manufacturing services (“EMS”) company that specializes in durable electronics for the automotive, medical, industrial, and public safety end markets. Kimball Electronics also offers diversified contract manufacturing services for non-electronic components, medical disposables, plastics, and metal fabrication. Kimball Electronics is well recognized by customers and industry trade publications for its excellent quality, reliability, and innovative service. From its manufacturing operations in the United States, China, Mexico, Poland, Romania, and Thailand, Kimball Electronics provides contract manufacturing services, including engineering and supply chain support, which utilize common production and support capabilities to a variety of industries globally. Kimball Electronics is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.
Lasting relationships. Global success.